Exhibit 10.3
EXECUTION VERSION

364-DAY BRIDGE LOAN AGREEMENT
dated as of

September 18, 2018
among
MARSH & MCLENNAN COMPANIES, INC.
as the Borrower,
the Lenders from Time to Time Party Hereto
and
GOLDMAN SACHS BANK USA,
as Administrative Agent
———————————————
GOLDMAN SACHS BANK USA,
as Sole Lead Arranger and Sole Bookrunner

———————————————

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Table of Contents

Article 1 DEFINITIONS    1

Section 1.1	Definitions 1

Section 1.2	Accounting Terms and Determinations 20

Section 1.3	Other Interpretive Provisions 20
Article 2 THE CREDITS    21

Section 2.1	Advances 21

Section 2.2	Making the Advances 21

Section 2.3	[reserved] 22

Section 2.4	[reserved] 22

Section 2.5	Fees 22

Section 2.6	Mandatory Termination or Reduction of Commitments; Mandatory Prepayments 23

Section 2.7	Repayment of Advances 24

Section 2.8	Interest on Advances 24

Section 2.9	Interest Rate Determination 24

Section 2.10	[reserved] 25

Section 2.11	Voluntary Termination or Reduction of Commitments; Voluntary Prepayments 25

Section 2.12	General Provisions as to Payments 25

Section 2.13	Sharing of Payments, Etc 26

Section 2.14	Evidence of Debt 27

Section 2.15	[reserved] 27

Section 2.16	[reserved] 27

Section 2.17	[reserved] 27

Section 2.18	Funding Losses 27

Section 2.19	Defaulting Lenders 28

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Article 3 CONDITIONS    29

Section 3.1	Effective Date 29

Section 3.2	Closing Date 30

Section 3.3	Each Borrowing Date 31

Section 3.4	Actions during Certain Funds Period 32

Section 3.5	Determinations under Article 3 32
Article 4 REPRESENTATIONS AND WARRANTIES    32

Section 4.1	Corporate Existence and Power 33

Section 4.2	Corporate and Governmental Authorization; No Contravention 33

Section 4.3	Binding Effect 33

Section 4.4	Financial Information 33

Section 4.5	Litigation 33

Section 4.6	Compliance with ERISA 34

Section 4.7	Taxes 34

Section 4.8	Subsidiaries 34

Section 4.9	Regulatory Restrictions on Borrowing 34

Section 4.10	Full Disclosure 34

Section 4.11	Use of Credit; Investment Company Act 34

Section 4.12	Anti-Corruption Laws and Sanctions 35

Section 4.13	Acquisition Documents 35
Article 5 COVENANTS    35

Section 5.1	Information 35

Section 5.2	Conduct of Business and Maintenance of Existence 37

Section 5.3	Compliance with Laws; Borrowing Authorization 37

Section 5.4	Financial Covenants 37

Section 5.5	Consolidations, Mergers and Sales of Assets 38

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Section 5.6	Use of Proceeds 38

Section 5.7	Negative Pledge 38

Section 5.8	Taxes, Etc 39

Section 5.9	Maintenance of Insurance 39

Section 5.10	Subsidiary Debt 39

Section 5.11	Scheme and Offer 40
Article 6 DEFAULTS    42

Section 6.1	Events of Default 42

Section 6.2	Clean-up Date 44
Article 7 THE ADMINISTRATIVE AGENT    44

Section 7.1	Authorization and Authority 44

Section 7.2	Rights as a Lender 44

Section 7.3	Duties of Administrative Agent; Exculpatory Provisions 45

Section 7.4	Reliance by Administrative Agent 46

Section 7.5	Delegation of Duties 46

Section 7.6	Resignation of Administrative Agent 46

Section 7.7	Non-Reliance on Agent and Other Lenders 47

Section 7.8	Indemnification 47

Section 7.9	Administrative Agent’s Fee 48

Section 7.10	No Other Duties, etc 48
Article 8 CHANGE IN CIRCUMSTANCES    48

Section 8.1	Basis for Determining Interest Rate Inadequate or Unfair 48

Section 8.2	Illegality 48

Section 8.3	Increased Cost and Reduced Return 49

Section 8.4	Taxes 50

Section 8.5	Replacement of Lenders 52

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Article 9 [RESERVED]    52
Article 10 MISCELLANEOUS    52

Section 10.1	Notices 52

Section 10.2	No Waivers 53

Section 10.3	Expenses; Indemnification; Damage Waiver 54

Section 10.4	[reserved] 54

Section 10.5	Amendments and Waivers 54

Section 10.6	Successors and Assigns 55

Section 10.7	Governing Law; Submission to Jurisdiction; Waiver of Venue 59

Section 10.8	Counterparts; Integration 59

Section 10.9	Waiver of Jury Trial 59

Section 10.10	Survival 59

Section 10.11	Confidentiality 59

Section 10.12	USA Patriot Act 60

Section 10.13	[reserved] 60

Section 10.14	Judgment 60

Section 10.15	Right of Set-off 61

Section 10.16	Determinations under Section 3.1 and 3.2 61

Section 10.17	No Advisory or Fiduciary Duty 61

Section 10.18	Certain ERISA Matters 62

Section 10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 63

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SCHEDULE I	- Pricing Schedule

SCHEDULE II	- Commitment Schedule

EXHIBIT A	- Form of Assignment and Assumption

EXHIBIT B	- Form of Notice of Borrowing

EXHIBIT C	- Form of Closing Date Officer’s Certificate

EXHIBIT D	- Form of Confidentiality and Front Running Letter

EXHIBIT E	- Form of Note

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364-DAY BRIDGE LOAN AGREEMENT (this “Agreement”), dated as of September 18, 2018 among MARSH & MCLENNAN COMPANIES, INC., a Delaware corporation (together with its successors, the “Borrower”), the Lenders from time to time party hereto and GOLDMAN SACHS BANK USA (“GS Bank”), as Administrative Agent hereunder.
The Borrower has requested that the Lenders make loans to it and the Lenders are willing to do so, in each case, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Article 1
DEFINITIONS
Section 1.1    Definitions. The following terms, as used herein, have the following meanings:
“Acceptance Condition” means the condition with respect to the number of acceptances to the Offer which must be secured in order for the Offer to become or be declared unconditional as to acceptances.
“Acquired Business” means the Target, together with its Subsidiaries.
“Acquisition” means the acquisition by BidCo of the Target Shares pursuant to (a) a Scheme or (b) an Offer and (if applicable) a Squeeze-Out, in each case, including (i) any fees and stamp duty payable by the Borrower in connection with the acquisition and (ii) in relation to any proposal made by the Borrower pursuant to Rule 15 of the Takeover Code).
“Acquisition Documents” means the Scheme Documents or the Offer Documents (as the case may be).
“Administrative Agent” means GS Bank in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.
“Administrative Agent’s Account” means (a) the account of the Administrative Agent maintained by the Administrative Agent at 30 Hudson Street, 36th Floor, Jersey City, NJ 07302 and (b) such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders for such purpose.
“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.
“Advance” means an advance by a Lender to the Borrower pursuant to Section 2.1.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of

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the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Agent Parties” has the meaning set forth in Section 10.1(d)(ii).
“Aggregate Commitments” means the Commitments of all the Lenders. The initial aggregate amount of the Lenders’ Commitments is £5,200,000,000.
“Agreement” has the meaning set forth in the introductory paragraph hereto.
“Alternative Offer” has the meaning set forth in Section 5.11(a)(viii).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Rate” means, the basis points (bps) per annum, which is applicable at such time with respect to Advances or Commitments, as determined by reference to the then applicable Debt Rating as set forth in the Pricing Schedule.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means GS Bank.
“Asset Sale” means any sale, transfer, lease or other disposition or Casualty Event with respect to any assets of the Borrower or any of its Subsidiaries, except any Excluded Asset Sale and any sale, transfer or other disposition or Casualty Event.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Availability Period” means the period starting on the Closing Date and ending on the occurrence of a Mandatory Cancellation Event.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

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“BidCo” means Madison Treasury Holdings (UK) Limited, a wholly-owned Subsidiary of the Borrower.
“Board” means the Board of Governors of the Federal Reserve System of the United States, and any Governmental Authority succeeding to any of its principal functions.
“Borrower” has the meaning set forth in the introductory paragraph hereto.
“Borrower Entities” has the meaning set forth in Section 10.17(a).
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.1.
“Borrowing Date” means the date of any Borrowing.
“Borrowing Minimum” means £5,000,000.
“Borrowing Multiple” means £1,000,000.
“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized to close under the Laws of, or are in fact closed and (b) if such day relates to a Borrowing of, a payment or prepayment of principal of or interest on, a continuation of, or the Interest Period for, an Advance, or to a notice by the Borrower with respect to any such Borrowing, payment, prepayment, continuation or Interest Period, that is also a day on which dealings in Sterling deposits are carried out in the London interbank market.
“Casualty Event” means any loss, damage, destruction or condemnation of any asset of the Borrower or any of its Subsidiaries.
“Certain Funds Covenant” means (with respect to the Borrower and BidCo only and not, for the avoidance of doubt, in respect of any obligation on any other Subsidiary of the Borrower, the Target or any Subsidiary of the Target to take, or refrain from taking, any action) any covenant under any of Sections 5.2(a), 5.5, 5.6, 5.7, and 5.11 (excluding clauses (a)(iv), (a)(v), (a)(vii) and (a)(ix)).
“Certain Funds Event of Default” means (with respect to the Borrower and BidCo only and not, for the avoidance of doubt, in respect of any obligation on any other Subsidiary of the Borrower, the Target or any Subsidiary of the Target to take, or refrain from taking, any action) any Event of Default under any of Sections 6.1(a) (insofar as it relates to the payment of principal, interest or other fees under the Loan Documents), 6.1(b) (insofar as it relates to a breach of any Certain Funds Covenant), 6.1(c) (insofar as it relates to a breach of any Certain Funds Covenant), 6.1(d) (insofar as it relates to a breach of any Certain Funds Representation), 6.1(g), 6.1(h) (but excluding, in relation to involuntary cases or proceedings, any Event of Default caused by a frivolous or vexatious (and in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of such involuntary case or proceeding shall have been entered) and 6.1(l).
“Certain Funds Period” means the period from and including the Effective Date and ending on the date on which a Mandatory Cancellation Event occurs or exists; it being understood that the Certain Funds Period will end on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists.

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“Certain Funds Purposes” means:
(a)    where the Acquisition proceeds by way of a Scheme:

(i)	payment (directly or indirectly) of the cash consideration payable by BidCo to the holders of the Scheme Shares in consideration of such Scheme Shares being acquired by BidCo;

(ii)	payment (directly or indirectly) of the cash consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the Takeover Code;

(iii)	(directly or indirectly) the Target Refinancing; and

(iv)	payment (directly or indirectly) of the fees, costs and expenses in respect of the Transactions (including stamp duty and stamp duty reserve tax); or
(b)    where the Acquisition proceeds by way of an Offer:

(i)
payment (directly or indirectly) of the cash consideration payable by BidCo to the holders of the Target Shares subject to the Offer in consideration of the acquisition of such Target Shares pursuant to the Offer;

(ii)	payment (directly or indirectly) of the cash consideration payable to the holders of Target Shares pursuant to the exercise by BidCo of the Squeeze-Out Rights;

(iii)	payment (directly or indirectly) of the cash consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the Takeover Code;
(iv)    (directly or indirectly) the Target Refinancing; and

(v)	payment (directly or indirectly) of the fees, costs and expenses in respect of the Transactions (including stamp duty and stamp duty reserve tax).
“Certain Funds Representation” means (with respect to the Borrower and BidCo only and not, for the avoidance of doubt, in respect of any obligation to procure any action by any other Subsidiary of the Borrower, Target or any Subsidiary of the Target) any representation and/or warranty under any of Sections 4.1(a) (but with respect to good standing, only to the extent a breach would have a material adverse effect on the Borrower’s ability to perform and comply with its monetary obligations under this Agreement, the Notes and each other Loan Document), 4.2(a), 4.2(c)(i) (solely with respect to material applicable laws), 4.2(c)(ii), 4.2(c)(iii) (solely with respect to contractual restrictions contained in any agreement or instrument with respect to Debt for borrowed money of the Borrower or BidCo in an outstanding principal amount in excess of $250,000,000), the last sentence in Section 4.2, 4.3, 4.11 and 4.13.
“Clean-up Date” has the meaning assigned to such term in Section 6.2.
“Closing Date” means the first date all the conditions precedent in Section 3.2 are satisfied, or waived in accordance with Section 10.5.

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“Closing Date Officer’s Certificate” means a certificate substantially in the form of Exhibit C, dated as of the Closing Date, and signed by a Responsible Officer of the Borrower, certifying that:
(a)    the condition set forth in Section 3.2(d) has been satisfied;
(b)     there have been no changes since the Effective Date with respect to the documents delivered or matters certified (as applicable) pursuant to Sections 3.1(d)(i) and (ii) (or otherwise providing updates to such documents or certifications); and
(c)    (i) in the case of an Offer, that the Minimum Acceptance Level has been achieved and the Offer Unconditional Date has occurred; and (ii) in the case of the Scheme, that the Scheme Effective Date has occurred.
“Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on the Commitment Schedule attached hereto and identified as such, as such amount may be changed as a result of an assignment pursuant to Section 10.6(b).
“Commitment Fees” has the meaning assigned to such term in Section 2.5(a).
“Commitment Schedule” means the Schedule attached hereto as Schedule II.
“Communications” has the meaning set forth in Section 10.1(d)(ii).
“Companies Act” means the Companies Act 2006 of the United Kingdom, as amended.
“Consolidated” refers to the consolidation of accounts in accordance with generally accepted accounting principles.
“Consolidated Adjusted EBITDA” means, for any Measurement Period, the sum, determined on a Consolidated basis for the Borrower and its Subsidiaries, without duplication, of (a) net income (or net loss), (b) interest expense, (c) income tax expense, (d) depreciation expense, (e) amortization expense, (f) to the extent deducted in calculating net income (or net loss), charges in respect of Settlement Costs, (g) to the extent deducted in calculating net income (or net loss), the amount of any losses (and minus the amount of any gains) associated with sales of assets other than in the ordinary course of business, (h) stock option compensation expense resulting from the adoption of Financial Accounting Standards Board Statement No. 123R, (i) the amount of any increase (or minus the amount of any decrease) in pension expense (other than service costs) resulting from the application of Financial Accounting Standards Board Statement No. 87 or any successor thereto, (j) non-recurring non-cash charges (including, without limitation, in respect of intangibles and impairments, severance charges, retention costs and facilities costs), (k) to the extent deducted in calculating net income (or net loss), investment loss (and minus investment income) in respect of the Trident II portfolio of investments and (1) sublease charges associated with vacating rental properties, in each case, determined in accordance with generally accepted accounting principles for such Measurement Period. Solely for the purpose of calculating Consolidated Adjusted EBITDA under Section 5.4(a), for any Measurement Period, if during such Measurement Period the Borrower or any Subsidiary shall have consummated a Specified Transaction (as defined below), Consolidated Adjusted EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto as if such Specified Transaction occurred on the first day of such Measurement Period. For purposes hereof, “Specified Transaction” means any transaction (including the Acquisition) or series of related transactions resulting in (a) the acquisition or disposition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition or disposition of in excess of 50% of the Equity Interests of any Person or (c) a merger

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or consolidation or any other combination with another Person (other than the Borrower or any of its Subsidiaries).
“Consolidated Funded Debt” means, without duplication, all Debt of the Borrower and its Subsidiaries determined on a Consolidated basis, net of cash and cash equivalents held either (i) in the United States free of Liens and rights of others or (ii) in an escrow account established by the Borrower or BidCo for purposes of funding the Acquisition.
“Consolidated Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated Adjusted EBITDA to (b) interest expense determined on a Consolidated basis (other than (x) fees paid in connection with the prepayment of the Mortgage or any bonds, debentures or notes and (y) interest payable in respect of Debt incurred within a year of the maturity date of bonds, debentures or notes issued by the Borrower (“Prefunded Debt”) to prefund the repayment of Prefunded Debt on such maturity date, in each case under this clause (y), for so long as the related Prefunded Debt remains outstanding), in each case, for such Measurement Period.
“Consolidated Leverage Ratio” means, at any date of determination, the ratio of Consolidated Funded Debt at such date to Consolidated Adjusted EBITDA for the most recently completed Measurement Period.
“Consolidated Leverage Ratio Covenant” has the meaning set forth in Section 5.4(a).
“Consolidated Net Worth” means, as of any date of determination, for the Borrower and its Consolidated Subsidiaries, shareholders’ equity of the Borrower and its Subsidiaries on that date.
“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.
“Covenant Reset Notice” has the meaning set forth in Section 5.4(a).
“Covenant Reset Period” has the meaning set forth in Section 5.4(a).
“Court” means the Companies Court in the Chancery Division of the High Court of Justice of England and Wales.
“Court Meeting” means the meeting or meetings of Scheme Shareholders (or any adjournment thereof) to be convened at the direction of the Court for the purposes of considering and, if thought fit, approving the Scheme.
“Court Order” means the Order of the Court sanctioning the Scheme.
“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business which are classified as short-term or long-term debt in accordance with generally accepted accounting principles, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Section 5.7 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Unpaid Settlement Costs net

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of savings in taxes reasonably estimated to be realized by such Person in the future as a direct result of the deductibility of the amount thereof for tax purposes, (vii) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (viii) all Debt of others Guaranteed by such Person.
“Debt Issuance” means the borrowing, issuance or other incurrence of Debt for borrowed money (including hybrid securities and debt securities convertible into equity), in each case, by the Borrower or its Subsidiaries, except Excluded Debt.
“Debt Rating” has the meaning set forth in the Pricing Schedule.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” means, in respect of any principal of any Advance or any other amount under this Agreement that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (a) the Eurocurrency Rate for a one month Interest Period, plus (b) 2% per annum plus (c) the Applicable Rate.
“Defaulting Lender” means, subject to Section 2.19(d), any Lender that (a) fails to fund any portion of its Advances at a time when the conditions precedent set forth in Article 3 to make any Advance hereunder are satisfied, unless, in the case of any Advance, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) is or becomes (or whose parent company is or becomes) the subject of (i) a bankruptcy or insolvency proceeding or (ii) a Bail-In Action, (c) notifies the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or (d) fails, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances; provided, that such Lender shall cease to be a Defaulting Lender under this clause (d) upon receipt of such confirmation; provided, further, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any ownership interest in such lender or parent company thereof or the exercise of control over a Lender or parent company thereof by a governmental authority or instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(d)) upon delivery of written notice of such determination to the Borrower and each Lender.

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“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.
“Disruption Event” has the meaning assigned to such term in Section 8.1(b).
“Duration Fees” has the meaning assigned to such term in Section 2.5(b).
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the first date all the conditions precedent in Section 3.1 are satisfied, or waived in accordance with Section 10.5.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).
“Environmental Laws” means any and all Federal, state, local and foreign environmental laws, rules or regulations, and any environmental orders or decrees, in each case, as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other similar rights entitling the holder thereof to purchase or acquire any such equity interest.
“Equity Issuance” means the issuance of any Equity Interest (including equity-linked securities) of the Borrower or any of its Subsidiaries to any Person, except any Excluded Equity Issuance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

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“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency Lending Office” means, with respect to any Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Eurocurrency Lending Office), or such other office, branch or affiliate of such Lender as such Lender may hereafter designate as its Eurocurrency Lending Office by notice to the Borrower and the Administrative Agent.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurocurrency Rate” means, for any Interest Period, an interest rate per annum equal to the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Sterling at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Sterling is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Advance to be outstanding during such Interest Period and for a period equal to such Interest Period. If the Reuters LIBOR01 Page (or any successor page) is unavailable, the Eurocurrency Rate for any Interest Period shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.9, 8.1 and 8.2); provided, that, in each case, if the Eurocurrency Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Event of Default” has the meaning set forth in Section 6.1.
“Exchange Rate” means on any day, for purposes of determining the Sterling Equivalent of any other currency, the rate at which such other currency may be exchanged into Sterling at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Sterling for delivery three Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

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“Excluded Asset Sale” means (a) sales, transfers, leases or other dispositions in the ordinary course of business, (b) sales, transfers, leases or other dispositions among the Borrower and/or its Subsidiaries and (c) other Asset Sales having Net Cash Proceeds, which in the aggregate amount do not exceed $500,000,000.
“Excluded Debt” means (a) Debt between the Borrower and/or any of its Subsidiaries, (b) Debt under the Existing Credit Agreement, including any amendment, restatement, amendment and restatement, extension or replacement thereof, in an aggregate principal amount not to exceed $1,800,000,000, (c) Debt with respect to any Qualifying Committed Financing to the extent that the amount of the commitments with respect thereto have previously been applied to reduce the Commitments pursuant to Section 2.6, (d) issuances under short-term commercial paper programs, (e) Debt (x) incurred in the ordinary course of business in respect of each of the following: trade or customer related financing, deferred purchase price programs, purchase money and equipment financings and bilateral credit lines of Subsidiaries organized under the laws of a jurisdiction outside of the United States, or (y) assumed pursuant to any acquisition and not previously incurred in contemplation thereof, (f) letters of credit and letter of credit facilities, (g) Debt incurred by the Borrower to refinance its $300,000,000 2.35% senior notes due 2019 and (h) other Debt (except other Debt incurred to finance the Transactions) in an aggregate principal amount less than $300,000,000.
“Excluded Equity Issuance” means Equity Issuances (a) pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any non-employee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock units, warrants or other equity awards, (b) securities or interests issued or transferred directly (and not constituting cash proceeds of any issuance of such securities or interests) as consideration in connection with any acquisition (excluding the Acquisition), divestiture or joint venture arrangement, (c) to or by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower, (d) of directors’ qualifying shares and (e) direct stock purchase and dividend reinvestment plans.
“Existing Credit Agreement” means that certain Amended and Restated Five-Year Credit Agreement, dated as of November 24, 2015, by and among the Borrower, the other borrowers from time to time party thereto, the lenders and issuing banks from time to time party thereto and Citibank, N.A., as administrative agent.
“FATCA” means (i) Sections 1471 through 1474 of the Internal Revenue Code in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and (ii) any similar law adopted by any non-United States governmental authority pursuant to an intergovernmental agreement between such non-United States jurisdiction and the United States.
“Fee and Syndication Letter” means the fee and syndication letter agreement, dated as of the date hereof, among the Borrower, the Arranger and the Administrative Agent.
“Financial Advisor” has the meaning set forth in Section 10.17(b).
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

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“General Meeting” means the general meeting of the holders of Target Shares (or any adjournment thereof) to be convened in connection with the implementation of a Scheme.
“Granting Lender” has the meaning set forth in Section 10.6(b)(viii).
“GS Bank” has the meaning set forth in the introductory paragraph hereto.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning.
“Indemnitee” has the meaning set forth in Section 10.3(b).
“Interest Period” means, for each Advance, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one week or one, two, three or six months, and subject to clause (c) of this definition, twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(a)    the Borrower may not select any Interest Period that ends after the Maturity Date;
(b)    the Borrower shall not be entitled to select an Interest Period having duration of twelve months, unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Administrative Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided, that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;
(c)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, in the case of an Interest Period of one month or longer, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(d)    whenever the first day of any Interest Period of one month or longer occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar

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month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
“Lender Appointment Period” has the meaning set forth in Section 7.6.
“Lenders” means each lender listed on the signature pages hereof, and each Person that shall become a party hereto pursuant to Section 10.6.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan Documents” means (i) this Agreement, (ii) each Note and (iii) the Fee and Syndication Letter.
“Long-Stop Date” means December 31, 2019.
“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:
(a) where the Acquisition proceeds by way of a Scheme:
(i) a Court Meeting is held (and not adjourned or otherwise postponed) to approve the     Scheme at which a vote is held to approve the Scheme, but the Scheme is not so approved by the     requisite majority of the Scheme Shareholders at such Court Meeting;
(ii) a General Meeting is held (and not adjourned or otherwise postponed) to pass the Scheme Resolutions at which a vote is held on the Scheme Resolutions, but the Scheme Resolutions are not passed by the requisite majority of the shareholders of the Target at such General Meeting;
(iii) applications for the issuance of the Court Order are made to the Court (and not adjourned or otherwise postponed) but the Court (in its final judgment) refuses to grant the Court Order;
(iv) the Scheme lapses or is withdrawn with the consent of the Panel or by order of the Court;
(v) a Court Order is issued but not filed with the Registrar within ten Business Days of (a) its issuance or (b), if first required by Her Majesty’s Revenue and Customs of the United Kingdom and the Registrar, its stamping;
(vi) the date which is 15 days after the Scheme Effective Date (or, if later, the date immediately following any extension of the period for settlement of consideration provided by the Panel pursuant to the Takeover Code), unless the Closing Date has occurred on or prior thereto;

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(vii) the date which is 60 days after the Closing Date, solely in the event that the Advances may be drawn pursuant to Section 2.1(i)(y); or
(viii) the Long-Stop Date, unless the Closing Date has occurred on or prior thereto, unless, in respect of clauses (i) to (vi) inclusive above, for the purpose of switching from a Scheme to an Offer, within five Business Days of such event the Borrower has notified the Administrative Agent it intends to issue, and then within ten Business Days after delivery of such notice does issue, an Offer Press Release (in which case no Mandatory Cancellation Event shall have occurred) and provided that the postponement or adjournment of any Court Meeting, General Meeting or application referred to in this paragraph (a) shall not constitute a Mandatory Cancellation Event if such Court Meeting, General Meeting or application is capable of being re-convened, re-submitted or granted on a future date;
(b) where the Acquisition proceeds by way of an Offer:
(i) such Offer lapses, terminates or is withdrawn with the consent of the Panel unless, for the purpose of switching from an Offer to a Scheme, within 5 Business Days of such event the Borrower has notified the Administrative Agent it intends to issue, and then within 10 Business Days after delivery of such notice does issue, a Scheme Press Release (in which case no Mandatory Cancellation Event shall have occurred);
(ii) the date upon which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds;
(iii) the date falling 120 days after the Closing Date; or
(iv) the Long-Stop Date, unless the Closing Date has occurred on or prior thereto.
“Margin Stock” means “margin stock” within the meaning of Regulations U and X.
“Material Debt” means Debt (other than the Advances made hereunder) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $100,000,000.
“Material Financial Obligations” means any Debt and/or Derivatives Obligation of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, the principal or face amount (with respect to Debt) or Settlement Amount (with respect to Derivatives Obligations, after giving effect to any netting arrangements) of which exceeds in the aggregate $100,000,000.
“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.
“Material Subsidiary” means at any time a Subsidiary which as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.
“Materially Adverse Amendment” means a modification, amendment or waiver to or of the terms or conditions (including the treatment of a condition as having been satisfied) of the Acquisition Documents compared to the terms and conditions that are included in the draft of the Press Release delivered to the Administrative Agent in accordance with Section 3.1(b) that is materially adverse to the interests of the

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Lenders (taken as a whole); it being acknowledged (except (x) to the extent paid in the form of common stock of the Borrower or (y) as otherwise agreed in writing by the Arranger) that an increase to the purchase price for the Target Shares would be materially adverse to the Lenders; provided, that any modification, amendment or waiver (including the treatment of a condition as having been satisfied) that is (i) required pursuant to the Takeover Code or by a court of competent jurisdiction or the Panel (including any refusal by the Panel to allow the invocation of a condition) or (ii) reducing the Acceptance Condition to not less than the Minimum Acceptance Level in accordance with Section 5.11(a)(ii), in each case, shall not be a Materially Adverse Amendment.
“Maturity Date” means the earlier of (a) the date that is 364 days after the Closing Date (or if such date is not a Business Day, the Business Day immediately preceding such date) or (b) the date on which the maturity of the Advances is accelerated in accordance with the terms hereof.
“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.
“Minimum Acceptance Level” has the meaning set forth in Section 5.11(a)(ii).
“Mortgage” means (a) the Loan Agreement, dated as of September 29, 2005, as amended by a First Amendment to Loan Agreement and Other Documents dated as of October 26, 2005, between the Real Estate Borrowers and Lehman Brothers Bank FSB, a federal savings bank, as may be further amended and supplemented from time to time, secured by the Mortgaged Property (the “Original Mortgage”), and (b) any other instrument of Debt secured by the Mortgaged Property or otherwise secured by the direct or indirect ownership interests of one or more of the Real Estate Borrowers and the Subsidiaries in the Mortgaged Property; provided, that (i) recourse to the Borrower and any Subsidiary (other than the Real Estate Borrowers) is limited to customary non-recourse carve-outs and environmental indemnities provided in commercial real estate financings, and (ii) the security for any such Debt is limited to the Mortgaged Property, the direct and indirect ownership interests in the Mortgaged Property and any other interest held by the Borrower and its Subsidiaries in the Mortgaged Property, including, without limitation, the Primary Leases, the Sponsor Lease and the Primary Lease Guaranty (if any), as described in the Original Mortgage. For purposes of this definition, “Real Estate Borrowers” means MMC Borrower LLC, Marsh USA Borrower LLC, Seabury & Smith Borrower LLC, Mercer HR Consulting Borrower LLC and Mercer MC Consulting Borrower LLC, each a Delaware limited liability company.
“Mortgaged Property” means all or a portion of any property located at 1166 Avenue of the Americas, New York, New York.
“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
“Net Cash Proceeds” means:
(a)    with respect to any Asset Sale, the aggregate amount of all cash (which term, for the purpose of this definition, shall include cash equivalents) proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received in respect of such Asset Sale, including property insurance or condemnation proceeds paid on account of any Casualty Event, net of (i) all reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection

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therewith, (ii) all Taxes paid or reasonably estimated to be payable as a result thereof (including taxes resulting from the repatriation of such cash proceeds from a Subsidiary organized outside of the United States), (iii) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such Asset Sale in accordance with the terms of any Lien upon such assets or (B) that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable laws, be repaid out of the proceeds from such Asset Sale, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Borrower or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Asset Sale, (v) the amount of any reserves established by the Borrower or any of its Subsidiaries in accordance with generally accepted accounting principles to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Asset Sale (provided, that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (vi) any funded escrow established pursuant to the documents evidencing any such Asset Sale to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale (provided, that to the extent that any amounts are released from such escrow to the Borrower or a Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds), (vii) the cash proceeds of any Asset Sale to the extent such proceeds are required to be used in another manner pursuant to contractual or other obligations and (viii) any cash proceeds arising from an Asset Sale by a Subsidiary organized outside of the United States to the extent that (x) the repatriation thereof would be unlawful, as reasonably determined by the Borrower or (y) material adverse tax consequences would result from the repatriation thereof; provided, further, that such Net Cash Proceeds of Asset Sales shall not include proceeds of any Asset Sale received to the extent reinvested (or committed to be reinvested) in other assets used or useful in the business of the Borrower or any of its Subsidiaries (including any investments and acquisitions) within 9 months of receipt of such proceeds or, if so committed within such period, reinvested within 3 months thereafter (or with respect to a Casualty Event, in each case, within such period as shall be reasonably required to repair, replace or reinstate the affected assets); and
(b)    with respect to any Equity Issuance or Debt Issuance, the aggregate amount of all cash proceeds actually received in respect of such Equity Issuance or Debt Issuance, net of reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof.
“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.14 in substantially the form of Exhibit E hereto, evidencing the aggregate Debt of the Borrower to such Lender resulting from the Advances made by such Lender.
“Notice of Borrowing” has the meaning set forth in Section 2.2.
“Offer” means a contractual takeover offer within the meaning of Section 974 of the Companies Act made by BidCo for all of the Target Shares other than any Target Shares that at the date of the offer are already held by BidCo (as that offer may be amended in accordance with the terms of this Agreement) which, for the avoidance of doubt, is not effected by way of a Scheme.
“Offer Documents” means the Offer Press Release, the offer document to be sent by BidCo to the holders of Target Shares and any other material document sent by BidCo to Target Shareholders in relation to the terms and conditions of an Offer.

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“Offer Press Release” means the press release announcing, in compliance with Rule 2.7 of the Takeover Code, a firm intention to make an offer for the Target which is to be implemented by way of an Offer or, as the case may be, a conversion from a Scheme to an Offer in accordance with Section 8 of Appendix 7 to the Takeover Code.
“Offer Unconditional Date” means the date on which the Offer becomes or is declared unconditional in all respects.
“Other Taxes” has the meaning set forth in Section 8.4.
“Panel” means the Panel on Takeovers and Mergers in the United Kingdom.
“Parent” means, with respect to any Lender, any Person controlling such Lender.
“Participant” has the meaning set forth in Section 10.6(d).
“Participation Register” has the meaning set forth in Section 10.6(d).
“Patriot Act” has the meaning set forth in Section 10.12.
“Payment Office” means such office of GS Bank as shall be from time to time selected by the Administrative Agent and notified by the Administrative Agent to the Borrower and the Lenders.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Platform” has the meaning set forth in Section 10.1(d)(i).
“Press Release” means an Offer Press Release or a Scheme Press Release.
“Pricing Schedule” means the Schedule attached hereto as Schedule I.
“Primary Currency” has the meaning set forth in Section 10.14(b).
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualifying Committed Financing” means any committed but unfunded loan facility agreement (including any amendment to an existing loan facility) for the stated purpose of financing the Acquisition

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which has conditions to availability thereunder that are no more restrictive to the borrower thereunder than the conditions precedent set forth in Section 3.2.
“Ratable Share” means, with respect to any Lender at any time, the product of any amount times a fraction the numerator of which is the amount of such Lender’s Commitment and outstanding Advances at such time and the denominator of which is the aggregate amount of all Commitments and all Advances at such time.
“Reference Banks” means GS Bank and such other Lenders to be agreed that (i) have been approved by the Borrower to perform such role (such approval not to be unreasonably withheld) and (ii) have agreed to perform such role; provided, that if any of such banks ceases to be a Lender, such bank shall also cease to be a Reference Bank, and a successor Reference Bank shall be chosen by the Administrative Agent from the Lenders and identified as such by notice from the Administrative Agent to the Borrower and the Lenders; provided, that such designated Lender (i) has been approved by the Borrower to perform such role (such approval not to be unreasonably withheld) and (ii) has agreed to perform such role.
“Register” has the meaning set forth in Section 10.6(c).
“Registrar” means the Registrar of Companies for England and Wales.
“Regulations D, U and X” means, respectively, Regulations D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as in effect from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, as of any date of determination, Lenders holding Advances representing more than 50% of the aggregate amount of Advances outstanding at such time or if no Advances are outstanding, the Lenders holding Commitments representing more than 50% of the aggregate amount of Commitments at such time; provided, that the Commitment of, and the portion of the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any comprehensive territorial Sanctions (on the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or any Person in which such listed Person owns, directly or indirectly, a 50 percent or greater interest, or (b) any Person located, organized or resident in a Sanctioned Country.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Scheme” means a scheme of arrangement made pursuant to Part 26 of the Companies Act between the Target and the holders of Target Shares in relation to the transfer of the entire issued share capital of the Target to BidCo as contemplated by the Scheme Circular (as such Scheme Circular may be amended in

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accordance with the terms of this Agreement). “Scheme Circular” means the circular to the shareholders of the Target to be issued by the Target setting out the proposals for the Scheme and containing the notices of the Court Meeting and the General Meeting.
“Scheme Documents” means the Scheme Press Release, the Scheme Circular and any other material document sent to the holders of Target Shares in relation to the terms and conditions of the Scheme.
“Scheme Effective Date” means the date on which a copy of the court order sanctioning the Scheme is duly filed on behalf of the Target with the Registrar and the Scheme becomes effective in accordance with section 899 of the Companies Act.
“Scheme Press Release” means the press release announcing, in compliance with Rule 2.7 of the Takeover Code, a firm intention to make an offer which is to be implemented by means of the Scheme or, as the case may be, a conversion from an Offer to a Scheme in accordance with Section 8 of Appendix 7 to the Takeover Code.
“Scheme Resolutions” means the resolutions to be set out in the Scheme Circular to be considered and, if thought fit, approved at the General Meeting.
“Scheme Shareholders” means the registered holders of Scheme Shares at the relevant time.
“Scheme Shares” means the Target Shares which are subject to the Scheme in accordance with its terms.
“Settlement” means the settlement by the Borrower and its Subsidiaries of a Specified Claim.
“Settlement Amount” means, in respect of any Derivatives Obligation to which the Borrower and/or any Subsidiary is a party, the net aggregate marked-to-market (in accordance with standard industry practice) amount, if any, that would be due in respect of such Derivatives Obligation (together with all other Derivatives Obligations under the same master agreement and giving effect to any netting arrangements between the parties to such master agreement) if such Derivatives Obligation was (and such other Derivatives Obligations were) terminated because of a default by the Borrower or such Subsidiary.
“Settlement Costs” means all costs and obligations incurred, owing, paid or payable by the Borrower or any Subsidiary of the Borrower in connection with the settlement of any Specified Claim, including, without limitation, payment of restitution, fines and penalties, but excluding amounts payable to legal counsel or other advisors of the Borrower or any Subsidiary of the Borrower.
“SPC” has the meaning set forth in Section 10.6(b)(viii).
“SPC Register” has the meaning set forth in Section 10.6(b)(viii).
“Specified Claim” means (a) any claim, complaint, lawsuit, action, administrative or regulatory proceeding, allegation, inquiry, investigation or other matter or contingency (a “Claim”) described or referred to in Note 15 (“Claims, Lawsuits and Other Contingencies”) to the financial statements included in the Borrower’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2018 as filed with the Securities and Exchange Commission (“Note 15”) and (b) any other Claim, actual or threatened, against the Borrower or any Subsidiary that arises out of, or is based upon, related to or similar to, any Claims or facts described or referred to in Note 15.

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“Squeeze-Out” means, if BidCo becomes entitled to give notice under section 979 of the Companies Act, the procedure to be implemented following the date on which the Offer is declared or becomes unconditional in all respects under section 979 of the Companies Act to squeeze out all of the outstanding shares in the Target which BidCo has not acquired, contracted to acquire or in respect of which it has not received valid acceptances.
“Squeeze-Out Notice” means a notice issued to a holder of Target Shares by BidCo in accordance with section 979 of the Companies Act.
“Squeeze-Out Rights” means the rights of BidCo pursuant to sections 979 to 982 of Chapter 3 of Part 28 of the Companies Act to acquire any remaining Target Shares which are the subject of the Offer.
“Sterling” or “£” refers to lawful money of the United Kingdom.
“Sterling Equivalent” means, on any date, (a) with respect to any amount in Sterling, such amount and (b) with respect to any amount in any currency other than Sterling, the equivalent in Sterling of such amount determined by the Administrative Agent using the Exchange Rate in effect three Business Days prior to the applicable date of determination.
“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.
“Takeover Code” means the City Code on Takeovers and Mergers in the United Kingdom issued by the Panel from time to time.
“Target” means Jardine Lloyd Thompson Group plc.
“Target Existing Credit Facilities” means the revolving credit facility under that certain £450,000,000 Multicurrency Revolving Facility Agreement, dated as of February 6, 2015, by and among the Target, the other borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto and Royal Bank of Scotland plc, as agent.
“Target Private Placement Notes” means the private placement notes of the Target outstanding on the Effective Date in a principal amount of up to £425,000,000.
“Target Refinancing” means (a) the repayment in full and cancellation of the Target Existing Credit Facilities, together with any fees, costs and expenses in relation thereto, (b) the repayment in full and redemption of the Target Private Placement Notes, together with any fees, costs, expenses and premia in relation thereto and (c) the release of any guarantees or liens in respect of the Debt in clauses (a) and (b) of this definition.
“Target Shares” means all the issued or unconditionally allotted ordinary shares in the Target and any further such shares which may be issued or unconditionally allotted pursuant to the exercise of any subscription or conversion rights, options or otherwise.
“Taxes” has the meaning specified in Section 8.4.

WEIL:\96719829\13\99980.0025

“Transactions” means (a) the making of the Advances hereunder, (b) the consummation of the Acquisition, (c) the Target Refinancing and (d) the payment of fees and expenses related thereto.
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
“Unpaid Settlement Costs” means Settlement Costs that have not been paid.
“US Dollars” and “$” means lawful money of the United States.
“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided, that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant (and any related definition) in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article 5 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders, respectively; provided, further, that without limitation of the foregoing, all terms of an accounting or financial nature shall be construed without giving effect to any changes to current GAAP accounting for leases of the type described in the FASB and IASB joint exposure draft published on August 17, 2010 (and updated May 16, 2013) entitled “Leases (Topic 840)” or otherwise arising out of the FASB project on lease accounting described in such exposure draft. Without limitation of the foregoing, any reference in any definitions to cash charges shall mean charges that are or are expected to be incurred or paid in cash, and any reference to non-cash charges shall mean charges that are not expected to be paid in cash at any time.
Section 1.3    Other Interpretive Provisions.
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    All amounts set forth in this Agreement in currencies other than Sterling shall, as the context requires, be translated into or from (as applicable) Sterling using Sterling Equivalent on the applicable date; provided, that no Default shall arise as a result of any limitation set forth in US Dollars in Sections 5.7 or 5.10 being exceeded solely as a result of changes in Exchange Rate from those rates applicable at the time or times Debt or obligations secured by Liens were initially consummated or acquired in reliance on the exceptions under such Sections.
ARTICLE 2

THE CREDITS
Section 2.1    Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make an Advance to the Borrower in Sterling (i) in the event that the Acquisition is consummated pursuant to a Scheme (x) in a single draw on the Closing Date for any Certain Funds Purpose and (y) from time to time on any Business Day until the day falling 60 days from the Closing Date, to fund the Target Refinancing with respect to the Target Private Placement Notes and (ii) in the event that the Acquisition is consummated pursuant to an Offer, (x) from time to time on any Business Day during the Availability Period for any Certain Funds Purpose other than the Target Refinancing, (y) from time to time on any Business Day until the day falling 60 days from the Closing Date to fund the Target Refinancing with respect to the Target Private Placement Notes and (z) on the Closing Date, to fund the Target Refinancing with respect to the Target Existing Credit Facilities, in each case, in an aggregate amount not to exceed such Lender’s Commitment. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall terminate immediately and without further action in accordance with the provisions of Sections 2.6 and/or 2.11. Each Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof.
Section 2.2    Making the Advances.
(a)    Each Borrowing shall be made on notice, given not later than 4:00 P.M. (London time) the third Business Day prior to the date of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, which shall be a Business Day within the Availability Period, (ii) aggregate amount of such Borrowing and (iii) initial Interest Period for such Advance, which shall, in any event comply with the requirements of the definition of “Interest Period”, subject to Section 2.9. Each Lender shall before 11:00 A.M. (London time) on the date of such Borrowing make available for the account of its Eurocurrency Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s address referred to in Section 10.1 or at the applicable Payment Office, as the case may be.
(b)    Each Notice of Borrowing shall be irrevocable and binding on the Borrower.
(c)    Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the cost of funds incurred by the Administrative Agent in respect of such amount. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(d)    The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
Section 2.3    [reserved].
Section 2.4    [reserved].
Section 2.5    Fees.
(a)    Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender), non-refundable commitment fees (the “Commitment Fees”), which shall accrue at the Applicable Rate on the average daily unused amount of such Lender’s Commitment during the period commencing on the date that is 90 days following the date hereof and ending on the date of termination of the Commitments. Accrued Commitment Fees shall be payable on the Closing Date and on such other date on which the Commitments terminate.
(b)    Duration Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender, non-refundable duration fees (the “Duration Fees”) in amounts equal to the percentage, as determined in accordance with the grid below, of the aggregate principal amount of the Advances and Commitments of each Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

(c)    Other Fees. The Borrower agrees to pay to the Administrative Agent, the Arranger and the Lenders the other applicable fees respectively required to be paid to them in the amounts and the times as set forth in the Fee and Syndication Letter.
(d)    Payment and Computation of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, as applicable, to the Arranger or Lenders, as applicable, entitled thereto. Fees paid shall not be refundable under any circumstances.
Section 2.6    Mandatory Termination or Reduction of Commitments; Mandatory Prepayments.
(a)    Commitment Termination. Unless previously terminated, the Commitments shall automatically terminate upon the termination of the Certain Funds Period.
(b)    Debt Issuances, Equity Issuances and Asset Sales. In the event that the Borrower or any of its Subsidiaries receives (including into an escrow account established by the Borrower or such Subsidiary for the purposes of funding the Acquisition) any Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Asset Sale then first, the undrawn Commitments shall be automatically reduced in an amount equal to 100% of the Sterling Equivalent of such Net Cash Proceeds on the date of receipt by the Borrower or such Subsidiary of such Net Cash Proceeds until the undrawn Commitments equal zero, and thereafter, the Borrower shall prepay the Advances in an amount equal to 100% of the Sterling Equivalent of such Net Cash Proceeds (to the extent) remaining following the reduction of the Commitments to zero, not later than three Business Days following the receipt by the Borrower or such Subsidiary of such Net Cash Proceeds. The Borrower shall (within two Business Days thereof) notify the Administrative Agent of the receipt by the Borrower or such Subsidiary of any such Net Cash Proceeds and the Administrative Agent will promptly notify each Lender of its receipt of each such notice.
(c)    Qualifying Committed Financing. If the Borrower or any of its Subsidiaries enters into any Qualifying Committed Financing prior to the Closing Date, then the Commitments shall be automatically reduced by the Sterling Equivalent of the committed principal amount of such Qualifying Committed Financing (it being understood that following the effectiveness of such Commitment reduction and solely to the extent of the amount thereof, there shall be no duplicative prepayment of Advances from subsequent proceeds (up to such amount) received from such Qualifying Committed Financing pursuant to Section 2.6(b)). The Borrower shall notify the Administrative Agent on the date that it (or its applicable Subsidiary) enters into any Qualifying Committed Financing.
(d)    Private Placement Notes. In the event that any holder of the Target Private Placement Notes unconditionally and in writing waives its rights thereunder to require the redemption thereof as a result of the Acquisition, then the Commitments shall be automatically reduced by the Sterling Equivalent of the aggregate principal amount of such Target Private Placement Notes of such holder. The Borrower shall (within two Business Days thereof) notify the Administrative Agent on the date that it becomes aware of any such waiver.
(e)    Notices, Etc. Any termination or reduction of the Commitments pursuant to this Section 2.6 shall be permanent. The Administrative Agent shall promptly notify each Lender of any reduction in the Commitments pursuant to this Section 2.6. Each prepayment or reduction of the Commitments pursuant to this Section 2.6 shall be applied to the Advances or Commitments, as applicable, of the Lenders ratably in accordance with their respective portions of the Advances or Commitments, as applicable (provided, that such reduction of the Commitments or prepayment of the Advances, as applicable, of Lenders which are Affiliates of each other may be allocated between such affiliated Lenders as they may otherwise determine; provided, further, that such Lenders shall provide the Administrative Agent with prompt notice of such allocation).
Section 2.7    Repayment of Advances. The Borrower shall repay to the Administrative Agent, for the ratable account of each Lender, on the Maturity Date the aggregate principal amount of the Advances made to it by such Lender and then outstanding.
Section 2.8    Interest on Advances.
(a)    Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Advance shall be paid in full.
(b)    Default Interest. Notwithstanding the foregoing, the Borrower hereby promises to pay to the Administrative Agent for the account of each Lender interest at the applicable Default Rate on any principal of any Advance of such Lender, and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for account of such Lender, which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest payable at the Default Rate shall be payable from time to time on demand.
Section 2.9    Interest Rate Determination.
(a)    Each Reference Bank agrees, if requested by the Administrative Agent, to furnish to the Administrative Agent timely information for the purpose of determining the Eurocurrency Rate. If at any time there are more than three Reference Banks and any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining three Reference Banks. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.8(a); provided, that the Administrative Agent shall not disclose to the Borrower an individual Reference Bank’s reference rate or the identity of the Reference Bank providing such rate in the event a Reference Bank quote is necessary.
(b)    If the Borrower shall fail to select the duration of any Interest Period for any Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, continue with an Interest Period of one month.
(c)    If the Reuters LIBOR01 Page (or any successor page) is unavailable and fewer than three Reference Banks furnish timely information to the Administrative Agent for determining the Eurocurrency Rate for any Advances, after the Administrative Agent has requested such information,
(i)    the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Advances, and
(ii)    the provisions of Section 8.1(a)(ii) shall apply.
Section 2.10    [reserved].
Section 2.11    Voluntary Termination or Reduction of Commitments; Voluntary Prepayments.
(a)    Voluntary Prepayments. The Borrower may, upon notice not later than 10:00 a.m. (London time) at least one Business Day prior to the date of such prepayment to the Administrative Agent, stating the proposed date and aggregate principal amount of the prepayment and, if such notice is given, the Borrower shall, prepay the outstanding principal amount of the Advances in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment of Advances shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and (ii) the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 2.18; provided, further, that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Ratable Share of such prepayment. Each such prepayment shall be applied to the Advances of the Lenders in accordance with their respective Ratable Share (provided, that such prepayment of Advances of Lenders which are Affiliates of each other may be allocated between such affiliated Lenders as they may otherwise determine; provided, further, that such Lenders shall provide the Administrative Agent with prompt notice of such allocation).
(b)    Voluntary Termination or Reduction of Commitments. The Borrower may, upon notice not later than 10:00 a.m. (London time) at least one Business Day prior to the date of such termination or reduction, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments, in whole or in part; provided, that each partial reduction shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof; provided, further, that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction. Each such reduction shall be applied to the Commitments of the Lenders in accordance with their respective Ratable Share (provided, that such reduction of Commitments of Lenders which are Affiliates of each other may be allocated between such affiliated Lenders as they may otherwise determine; provided, further, that such Lenders shall provide the Administrative Agent with prompt notice of such allocation).
Section 2.12    General Provisions as to Payments.
(a)    The Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances hereunder, irrespective of any right of counterclaim or set-off, not later than 12:00 Noon (New York time) on the day when due in Sterling to the Administrative Agent by deposit of such funds to the Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.3, 2.18, 8.3, 8.4 or 10.3) to the Lenders for the account of their respective Eurocurrency Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Eurocurrency Lending Office, in each case, to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein pursuant to Section 10.6(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    All computations of interest with respect to Advances shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest based on the Eurocurrency Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)    Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fees or commissions, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the cost of funds incurred by the Administrative Agent in respect of such amount.
Section 2.13    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than (x) pursuant to Section 2.18, 8.3, 8.4 or 10.3 or (y) as consideration for an assignment or participation in accordance with Section 10.6) in excess of its Ratable Share of payments on account of the Advances, such Lender shall (i) notify the Administrative Agent of such fact and (ii) forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s Ratable Share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided, further, that, so long as the Advances shall not have become due and payable pursuant to Section 6.1, any excess payment received by any Lender shall be shared on a pro rata basis only with other Lenders that have Commitments or Advances. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
Section 2.14    Evidence of Debt.
(a)    Each Lender may, by notice to the Borrower and the Administrative Agent, request that its Commitments or its Advances be evidenced by a Note, in an amount equal to its Commitments or Advances, as the case may be. In such event, the Borrower, at its sole cost, shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns). Each such Note shall be in form and substance reasonably satisfactory to the requesting Lender, the Borrower and the Administrative Agent. Each reference in this Agreement to the “Note” of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of the Borrower to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Advance made hereunder and the type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to Section 2.14(b) or 2.14(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.
Section 2.15    [reserved]
Section 2.16    [reserved]
Section 2.17    [reserved]
Section 2.18    Funding Losses. If the Borrower makes any payment of principal with respect to any Advance (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow or prepay any Advances after notice has been given to any Lender in accordance with Section 2.2, 2.3 or 2.10, the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Advance), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment, failure to borrow or prepay; provided, that such Lender shall have delivered to the Borrower a written request as to the amount of such loss or expense, which written request shall be conclusive in the absence of manifest error. Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or not borrowed for the period from the date of such payment, prepayment or failure to borrow (or, in the case of a failure to borrow, the Interest Period for such Advance that would have commenced on the date specified for such Borrowing) at the applicable rate of interest for such Advance provided for herein (excluding loss of margin) over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender). This Section 2.18 shall apply to amounts received by any Lender in respect of the principal portion of the purchase price of Advances that such Lender is required to assign pursuant to Section 8.5 as if such receipt were a prepayment of such Advances.
Section 2.19    Defaulting Lenders.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. A Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.5.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.15), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Certain Funds Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. That Defaulting Lender shall be entitled to receive any Duration Fees for any period during which that Lender is a Defaulting Lender only to the extent of the Advances funded by it. Commitment Fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.5(a). Any Commitment Fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time, and no Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
(b)    No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.19, performance by the Borrower of their obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.19. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to any other rights and remedies which the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.
(c)    If the Borrower and the Administrative Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be funded and held on a pro rata basis by the Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
ARTICLE 3

CONDITIONS

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Section 3.1    Effective Date. The Lenders’ Commitments shall become effective on the first date on which the following conditions precedent have been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent are satisfied) or waived in accordance with Section 10.5:
(a)    Loan Documents. This Agreement, any Notes and the Fee and Syndication Letter executed by each party thereto shall have been delivered to the Administrative Agent (or its counsel).
(b)    Press Release. The Administrative Agent shall have received a draft Offer Press Release or Scheme Press Release (as applicable) in form and substance reasonably satisfactory to the Administrative Agent.
(c)    Legal Opinions. The Administrative Agent (or its counsel) shall have received a customary legal opinion of Davis Polk & Wardwell LLP, counsel to the Borrower, with an opinion of the Deputy General Counsel of the Borrower as to certain matters, each addressed to the Administrative Agent, the Arranger and the Lenders, and each in form and substance reasonably satisfactory to the Administrative Agent.
(d)    Organizational Documents; Good Standing: The Administrative Agent (or its counsel) shall have received each of the following documents:
(i)    for the Borrower, a copy of the certificate of incorporation or other applicable organizational or charter document, as then in effect, certified as of a recent date by the Secretary of State (or other appropriate governmental authority) of its jurisdiction of organization, and (to the extent applicable and available in the relevant jurisdiction) a certificate from such Secretary of State dated as of a recent date as to the charter documents filed by the Borrower;
(ii)    a certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Effective Date and certifying as of the Effective Date: (A) that attached thereto is a true and complete copy of the by-laws, as amended and in effect at all times from the date on which the resolutions referred to in clause (B) below were adopted to and including the date of such certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors authorizing the execution, delivery and performance of this Agreement and the Advances hereunder and such other documents to which the Borrower is or is intended to be a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the organizational documents of the Borrower have not been amended since the date of the certification thereto furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing this Agreement and each of the other documents to which the Borrower is intended to be a party and each other document to be delivered by the Borrower from time to time in connection herewith or therewith (and the Administrative Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from the Borrower); and
(iii)    a good standing certificate for the Borrower from the Secretary of State (or other appropriate governmental authority) of its jurisdiction of organization.

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(e)    Fees. All fees then due and payable under this Agreement or pursuant to the Fee and Syndication Letter shall have been paid, in each case, to the extent required by the Fee and Syndication Letter or this Agreement to be paid on or prior to the Effective Date (or arrangements satisfactory to the Administrative Agent shall otherwise have been made with respect thereto).
(f)    KYC. The Administrative Agent and the Arranger shall have received at least three Business Days prior to the Effective Date all documentation and other information regarding the Borrower and the Target, required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent reasonably requested at least five Business Days prior to the Effective Date.
The Administrative Agent and the Lenders confirm that the Effective Date has occurred on the date of this Agreement.
Section 3.2    Closing Date. Subject to Section 3.4, the obligation of each Lender to make an Advance hereunder shall be subject to all of the following conditions precedent having been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent are satisfied) or waived in accordance with Section 10.5 on or prior to the Long-Stop Date:
(a)    Effective Date. The Effective Date shall have occurred.
(b)    Officer’s Certificate. The Administrative Agent shall have received the Closing Date Officer’s Certificate.
(c)    Scheme/Offer Sanctioned. If the Acquisition is pursuant to:
(i)    a Scheme, then the Scheme Effective Date shall have occurred; or
(ii)    an Offer, then the Offer Unconditional Date shall have occurred.
(d)    Absence of Certain Funds Event of Default and Accuracy of Certain Funds Representations. On the Closing Date, immediately before and after giving effect to the making of and application of proceeds of the applicable Borrowing, no Certain Funds Event of Default shall have occurred which is continuing and the Certain Funds Representations shall be true and correct in all material respects (or, to the extent qualified by materiality, all respects).
(e)    Fees. All fees then due and payable under this Agreement or the Fee and Syndication Letter shall have been paid or will be paid on the Closing Date with the proceeds of the Advances (or arrangements satisfactory to the Administrative Agent shall otherwise have been made with respect thereto), in each case, to the extent required by the Fee and Syndication Letter or this Agreement to be paid on or prior to the Closing Date.
(f)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in accordance with the requirements hereof.
Promptly upon the occurrence thereof, the Administrative Agent shall notify the Borrower and the Lenders as to the Closing Date, and such notice shall be conclusive, irrevocable and binding.
Section 3.3    Each Borrowing Date. Subject to Section 3.4, the obligation of each Lender to make an Advance on any Borrowing Date after the Closing Date shall be subject to all of the following conditions precedent having been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent are satisfied)or waived in accordance with Section 10.5 on or prior to the last day of the Availability Period:
(a)    Closing Date. The Closing Date shall have occurred.
(b)    Absence of Certain Funds Event of Default and Accuracy of Certain Funds Representations. On the applicable Borrowing Date, immediately before and after giving effect to the making of and application of proceeds of such Borrowing, no Certain Funds Event of Default shall have occurred which is continuing and the Certain Funds Representations shall be true and correct in all material respects (or, to the extent qualified by materiality, all respects).
(c)    Fees. All fees then due and payable under this Agreement or the Fee and Syndication Letter shall have been paid or will be paid on such Borrowing Date with the proceeds of the Advances (or arrangements satisfactory to the Administrative Agent shall otherwise have been made with respect thereto), in each case, to the extent required by the Fee and Syndication Letter or this Agreement to be paid on or prior to such Borrowing Date.
(d)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in accordance with the requirements hereof.
Section 3.4    Actions during Certain Funds Period. Notwithstanding (x) anything to the contrary in this Agreement or (y) that any condition set out in Sections 3.1, 3.2 or (after the Closing Date) 3.3 may subsequently be determined to not have been satisfied or any representation given was incorrect in any material respect, during the Certain Funds Period no Lender shall (unless (i) in the case of a particular Lender, in respect of clause (c) below, it would be illegal for such Lender to participate in making the Advances; provided, that such Lender has used commercially reasonable efforts to make the Advance through an Affiliate of such Lender not subject to such legal restriction; provided, further, that the occurrence of such event in relation to one Lender shall not relieve any other Lender of its obligations hereunder, (ii) a Certain Funds Event of Default has occurred and is continuing or, in respect of clause (c) below, would result from making such Advances or (iii) in respect of clause (c) below, a Lender is not obligated pursuant to Section 3.2 to make an Advance) be entitled to:
(a)    cancel or terminate any of its Commitments (subject to any commitment reductions made pursuant to Section 2.6);
(b)    rescind, terminate or cancel this Agreement or any of the Advances or exercise any similar right or remedy or make or enforce any claim under this Agreement it may have to the extent to do so would prevent or limit the making of its Advances;
(c)    refuse to participate in the making of its Advances, subject to satisfaction of the conditions set forth in Section 3.2;
(d)    exercise any right of set-off or counterclaim or similar right or remedy to the extent to do so would prevent or limit the making of its Advances; or
(e)    cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent or limit the making of its Advances, provided, that immediately upon the expiration of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.
Section 3.5    Determinations under Article 3. For the purposes of determining compliance with the conditions specified in this Article 3, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES
The Borrower (with respect to itself and its applicable Subsidiaries as referred to below) represents and warrants to the Administrative Agent and each Lender, as of the Effective Date and the Closing Date, as follows:
Section 4.1    Corporate Existence and Power. The Borrower (a) is a corporation or similar entity validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization and (b) has all corporate or similar powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
Section 4.2    Corporate and Governmental Authorization; No Contravention. (a) The execution, delivery and performance by the Borrower of this Agreement and the Notes, if any, issued by the Borrower are within its corporate or similar powers and have been duly authorized by all necessary corporate or similar action, (b) require no action by or in respect of, or filing with, any governmental body, agency or official, (c) do not contravene, conflict with, or constitute a default under (i) any provision of applicable law or regulation, (ii) the organization documents or by-laws of the Borrower or (iii) of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Material Subsidiaries and (d) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries. Without limiting the generality of the foregoing representation, the aggregate outstanding amount of the Advances hereunder does not exceed any limitations on the aggregate amount of borrowings that may be effected by the Borrower and its Subsidiaries set by the Borrower’s Board of Directors.
Section 4.3    Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each Note, if any, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.4    Financial Information.
(a)    The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2017 and the related consolidated statements of income, cash flows and stockholders’ equity for the fiscal year then ended, reported on by Deloitte & Touche LLP and included in the Borrower’s 2017 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
(b)    Since December 31, 2017, there has been no material adverse change in the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, except as disclosed in the Borrower’s 10-Q for the fiscal quarter ended June 30, 2018, the Borrower’s other public filings prior to the Effective Date, or as otherwise disclosed in writing to the Lenders prior to the Effective Date and for any Specified Claim.
Section 4.5    Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable probability of an adverse decision which would materially adversely affect (except as disclosed in writing to the Lenders prior to the Effective Date, including pursuant to the Borrower’s 2017 Form 10-K, and except for any Specified Claim) the business, consolidated financial condition or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of this Agreement or the other Loan Documents.
Section 4.6    Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has, within the past five years (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code (other than under Section 412 of ERISA) or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

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Section 4.7    Taxes. The Borrower and its Material Subsidiaries have filed all material income tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns. The charges, accruals and reserves on the books of the Borrower, and its respective Material Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.
Section 4.8    Subsidiaries. Each of the Borrower’s Material Subsidiaries is a corporation or similar entity validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of its jurisdiction of organization, and has all corporate or similar powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
Section 4.9    Regulatory Restrictions on Borrowing. The Borrower is not subject to any regulatory scheme not applicable to corporations generally which restricts its ability to incur debt or would render the Advances void or voidable.
Section 4.10    Full Disclosure. All material information (other than projections, estimates or forward-looking information) heretofore furnished by the Borrower to the Administrative Agent, the Arranger or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent, the Arranger or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified. All projections, estimates or forward-looking statements, if any, that have been or will be prepared by the Borrower and made available to the Administrative Agent, the Arranger or any Lender have been or will be prepared in good faith based upon assumptions that the Borrower believes are reasonable (it being understood that such projections, estimates or forward-looking statements are subject to significant risks, uncertainties and contingencies, many of which are beyond the Borrower’s control, and that actual results may vary materially from such projections, estimates or forward-looking statements). The Borrower has disclosed to the Lenders in writing (including pursuant to the Borrower’s filings with the Securities and Exchange Commission) any and all facts which, in the Borrower’s good faith judgment, materially adversely affect or may materially adversely affect (to the extent it can now reasonably foresee) the business, operations or financial condition of the Borrower, or the ability of the Borrower to perform its obligations under this Agreement.
Section 4.11    Use of Credit; Investment Company Act. Not more than 25% of the value of the assets of the Borrower (individually) and the Borrower and its Subsidiaries (determined on a consolidated basis) that are subject to the restrictions in Sections 5.5 and 5.7 is attributable to Margin Stock. The Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 4.12    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions and the Borrower and its Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees or any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is, or is controlled by, a Sanctioned Person.
Section 4.13     Acquisition Documents. In the case of a Scheme, the Scheme Documents contain all the material terms of the Scheme; and in the case of an Offer, the Offer Documents contain all material terms of the Offer.
ARTICLE 5

COVENANTS
The Borrower agrees that, so long as any Lender has any Commitment hereunder or any amount payable hereunder remains unpaid:
Section 5.1    Information. The Borrower will deliver to each of the Lenders:
(a)    as soon as available and in any event within 180 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, setting forth, in each case, in comparative form the figures as at the end of and for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing (it being understood that delivery of the Borrower’s annual report and Form 10-K for any fiscal year as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, will satisfy this requirement with respect to such fiscal year);
(b)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet or equivalent statement of financial position of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of income and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency (except with respect to any changes made as a result of changes to generally accepted accounting principles) by the chief financial officer, the treasurer or the chief accounting officer of the Borrower (it being understood that delivery of the Borrower’s quarterly report on Form 10-Q for any fiscal quarter as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, will satisfy this requirement with respect to such fiscal quarter and, if applicable, the portion of the Borrower’s fiscal year ended at the end of such quarter);
(c)    simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, one or more certificates of the chief financial officer, the treasurer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.4 and 5.7 on the date of such financial statements, and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
(d)    forthwith upon the occurrence of any Default, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Borrower setting forth the details thereof and, the action which the Borrower is taking or proposes to take with respect thereto;
(e)    promptly upon the mailing thereof to the stockholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;
(f)    promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;
(g)    if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan

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administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security (other than under Section 412 of ERISA), a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;
(h)    promptly after any change in the Borrower’s long-term senior unsecured debt rating by Moody’s or S&P (as defined in the Pricing Schedule), a notice thereof; and
(i)    from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.
In the case of information required to be delivered pursuant to this Section 5.1, either (i) the Borrower shall deliver paper copies of such information to each Lender, or (ii) such information shall be deemed to have been delivered on the date on which the Borrower provides (or causes to be provided) notice to the Lenders (which notice may be by electronic mail) that such information has been posted on the Borrower’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided, that (x) such notice may also be included in a certificate delivered pursuant to Section 5.1(c) and (y) the Borrower shall deliver paper copies of the information referred to in this Section 5.1 to any Lender which requests such delivery.
Section 5.2    Conduct of Business and Maintenance of Existence. (a) The Borrower and Bidco will preserve, renew and keep in full force and effect their respective legal existence and (b) the Borrower will continue, and will cause its Material Subsidiaries to continue, to engage in business of the same general type as now conducted by the Borrower and its Material Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each such Material Subsidiary to preserve, renew and keep in full force and effect, their respective existence (other than, in the case of the Borrower and Bidco, their respective legal existence) and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided, that nothing in this Section 5.2 shall prohibit (i) the merger of a Subsidiary of the Borrower into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing, (ii) the termination of the corporate existence of any Material Subsidiary of the Borrower if the Borrower, in good faith determines that such termination is in the best interest of the Borrower, (iii) the discontinuance of the business of any Material Subsidiary if the Borrower in good faith determines that such discontinuance is in the best interest of the Borrower or (iv) any transaction permitted by Section 5.5.
Section 5.3    Compliance with Laws; Borrowing Authorization. The Borrower will comply, and cause each of its Material Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) non-compliance therewith would not have a material adverse effect upon the business, financial position, results of operations or prospects of the Borrower and its Subsidiaries, considered as a whole. The Borrower will maintain in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 5.4    Financial Covenants.
(a)    Consolidated Leverage Ratio. The Borrower will maintain as of the last day of each Measurement Period a Consolidated Leverage Ratio of not more than 3.25:1.00 (the “Consolidated Leverage Ratio Covenant”); provided, that, upon the written notice of the Borrower (such notice, which shall include a listing of the acquisitions so made, a “Covenant Reset Notice”), but without any action on the part of the Administrative Agent or any Lender, at any time where during the prior twelve month period the Borrower can demonstrate that it and/or any Subsidiaries of the Borrower have made acquisitions whose aggregate consideration equals or exceeds $500,000,000, which amount of aggregate consideration is calculated consistently with the Borrower’s reporting standard of “Acquisitions” in its cash flow statement included in the Borrower’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2018 as filed with the Securities and Exchange Commission (without duplication of any acquisition that was included in any previous Covenant Reset Notice) and, in any event, including the Acquisition, the maximum Consolidated Leverage Ratio permitted under this Section 5.4(a) shall be automatically increased from 3.25:1.00 to (i) 4.00:1.00 in the case of the Acquisition or (ii) 3.50:1.00 in the case of any other acquisition, in each case, for a period of four fiscal quarters (a “Covenant Reset Period”), commencing with the fiscal quarter in which one of the subject acquisitions included in the Covenant Reset Request is consummated; provided, that the Borrower shall provide to the Administrative Agent such details with respect to such acquisitions as the Administrative Agent, in its reasonable discretion, shall request; provided, further, that after the end of each Covenant Reset Period, the Borrower shall deliver to the Administrative Agent an executed compliance certificate that shall evidence the Borrower’s compliance with a Consolidated Leverage Ratio of 3.25:1.00 for a full fiscal quarter following the end of such Covenant Reset Period before becoming entitled to make an additional Covenant Reset Request (which, for the avoidance of doubt, must nonetheless comply with the other requirements of this Section 5.4(a)); provided, further, that, in the event that the Consolidated Leverage Ratio Covenant (or its equivalent) in the Existing Credit Agreement (as it may be amended, restated, amended and restated, refinanced or replaced) is more restrictive on the Borrower as of the Closing Date than the provisions of this Section 5.4(a), then on and following the Closing Date, this Section 5.4(a) shall automatically be deemed to be modified to match such covenant in the Existing Credit Agreement.
(b)    Consolidated Interest Coverage Ratio. The Borrower will maintain for each Measurement Period a Consolidated Interest Coverage Ratio of not less than 4.00:1.00.
Section 5.5    Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided, that (x) the Borrower may merge with any Wholly-Owned Consolidated Subsidiary if immediately after such merger no Default shall have occurred and be continuing and such Wholly-Owned Consolidated Subsidiary shall expressly assume in writing all of the obligations of the Borrower hereunder, and under the Notes (if any), and (y) the Borrower may merge with any other Person if (A) the Borrower is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing.
Section 5.6    Use of Proceeds. The Borrower shall use the proceeds of the Advances solely, directly or indirectly, for Certain Funds Purposes. No part of the proceeds of any Advance will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Neither the Borrower nor any of its Subsidiaries shall use the proceeds of any Borrowing in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. Neither the Borrower nor any of its Subsidiaries shall use the proceeds of any Borrowing for the purpose of financing any activities, business or transaction of or with any Sanctioned Person or a Person known by the Borrower to be controlled by a Sanctioned Person, or in any Sanctioned Country, except where such activities, business or transaction could be conducted legally by a United States Person.
Section 5.7    Negative Pledge. Neither the Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
(a)    Liens on the Mortgaged Property to secure Debt under the Mortgage;
(b)    Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure, in the case of judgments or orders, obligations in an aggregate amount exceeding $100,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;
(c)    Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided, that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,
(d)    Liens on cash and cash equivalents securing Derivatives Obligations; provided, that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $250,000,000; provided, further, that the sum of (i) such aggregate amount and (ii) the aggregate amount of Debt secured as permitted by clause (f) below does not at any date exceed $500,000,000;
(e)    [reserved]; and
(f)    Liens not otherwise permitted by the foregoing clauses of this Section 5.7 securing Debt or other obligations; provided, that the sum of (i) the principal or face amount of such Debt and other obligations and (ii) the aggregate amount of cash and cash equivalents referred to in clause (d) above does not at any date exceed $500,000,000.
Section 5.8    Taxes, Etc. The Borrower will, and will cause each of its Material Subsidiaries to:
(a)    pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained or the nonpayment of which would not have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole;
(b)    keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied; and
(c)    permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be).
Section 5.9    Maintenance of Insurance. The Borrower will maintain, and cause each of its Consolidated Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Consolidated Subsidiary operates; provided, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.
Section 5.10    Subsidiary Debt. The Borrower will not permit any Consolidated Subsidiary to create, incur, assume or suffer to exist any Debt, except:
(a)    Debt under (i) the Loan Documents and (ii) the Existing Credit Agreement (as it may be amended, refinanced or replaced), in the case of this clause (ii), in an aggregate principal amount not to exceed $1,800,000,000;
(b)    Debt under the Mortgage;
(c)    Debt owed by such Subsidiary to any other Consolidated Subsidiary or to the Borrower;
(d)    Debt of any Consolidated Subsidiary or of the Target or any of its Subsidiaries, in each case, existing as of the Effective Date (other than Debt described in clause (a) above), and any renewal and refinancing (including, without limitation, by Debt incurred by one or more other Subsidiaries) thereof; provided, that the principal amount thereof is not increased;
(e)    Debt incurred in connection with catastrophe bond underwriting by GC Securities, a division of MMC Securities Corp., that is outstanding for less than seven days; and
(f)    other Debt in an aggregate amount for all Consolidated Subsidiaries not to exceed at any time outstanding the greater of (i) $1,000,000,000 and (ii) 10% of the Consolidated Net Worth of the Borrower and its Consolidated Subsidiaries as set forth in the Borrower’s most recent financial statements delivered pursuant to Section 5.1(a) or (b).
Section 5.11     Scheme and Offer.
(a)    The Borrower covenants and agrees that from the Effective Date it will:
(i)    Not release any Press Release unless (x) other than pursuant to Section 5.11(a)(vi), or (y) subject to such amendments as are not Materially Adverse Amendments, that Press Release is consistent in all material respects with the draft of the Press Release delivered to the Administrative Agent pursuant to Section 3.1(b).
(ii)    Except as consented to by the Arranger in writing (such consent not to be unreasonably withheld, delayed or conditioned), ensure that the terms of the Offer or Scheme as set out in the Offer Documents or the Scheme Documents (as the case may be and, in each case, other than the Press Release) are consistent in all material respects with the form of the respective press release delivered to the Administrative Agent pursuant to Section 3.1(b) subject, in the case of a Scheme, to any variation required by the Court or the Panel and, in each case, to any variations which would not contravene Section 5.11(b). In the case of an Offer, the Acceptance Condition shall be not capable of being satisfied, unless acceptances have been received that would, when aggregated with all Target Shares (excluding shares held in treasury) directly or indirectly owned by BidCo, result in BidCo (directly or indirectly) holding shares representing, in any case, at least 50.01% of all Target Shares carrying voting rights on a fully diluted basis (excluding any shares held in treasury) as at the date on which the Offer is declared unconditional as to acceptances (the “Minimum Acceptance Level”).
(iii)    Comply in all material respects with the Takeover Code and all other applicable laws and regulations material in relation to any Offer or Scheme, subject to any consents, waivers or dispensations granted by the Panel or any other applicable regulator.
(iv)    Promptly provide the Administrative Agent with such information as it may reasonably request in writing as to the status and progress of the Scheme or Offer (including, in the case of an Offer, the current level of acceptances, the implementation and exercise of the Squeeze-Out Rights and the dispatch of any Squeeze-Out Notices (if relevant) but excluding, in the case of a Scheme, the current level of proxies received and notified to the Target in respect of the Scheme and any other information not freely supplied by the Target), any regulatory and anti-trust clearances required in connection with the Acquisition and such other information as it may reasonably request regarding the status of the Acquisition subject to any confidentiality, regulatory or other restrictions relating to the supply of such information.
(v)    Deliver to the Administrative Agent copies of each Press Release, each Offer Document, any Scheme Document and all material legally binding agreements entered into by the Borrower in connection with an Offer or Scheme to the extent material to the interests of the Lenders (as reasonably determined by the Borrower), in each case, except to the extent it is prohibited by law or regulation from doing so.
(vi)    In the event that a Scheme is switched to an Offer or vice versa (which BidCo shall be entitled to do on multiple occasions provided that it complies with the terms of this Agreement), except as consented to by the Arranger in writing (such consent not to be unreasonably withheld, delayed or conditioned) ensure that the terms and conditions contained in the Offer Documents or the Scheme Documents (whichever is applicable) are consistent in all material respects with those set out in the Press Release delivered to the Administrative Agent pursuant to Section 3.1(b) other than (x) any changes permitted to be made in accordance with Section 5.11(b) or which are required to reflect the change in legal form to an Offer or a Scheme, (y) in the case of a Scheme, any variation required by the Court or (z) any amendments that are not Materially Adverse Amendments.
(vii)    In the case of an Offer, following the Closing Date while any Commitments remain outstanding, should BidCo become entitled to exercise its Squeeze-Out Rights, promptly ensure that Squeeze-Out Notices are delivered to the relevant holders of shares in Target and otherwise comply with all of the applicable provisions of Chapter 3 of Part 28 of the Companies Act to enable it to exercise its Squeeze-Out Rights.
(viii)    The Borrower shall procure that BidCo shall not take any action, and procure that none of its Affiliates nor any person acting in concert with it (within the meaning of the Takeover Code) takes any action, which would require BidCo to make a mandatory offer for the Target Shares in accordance with Rule 9 of the Takeover Code or which would require a change to be made to the terms of the Scheme or the Offer (as the case may be) pursuant to Rule 6 or Rule 11 of the Takeover Code which change, if made voluntarily, would be a Materially Adverse Amendment.
(ix)    Prior to the issue of the relevant Press Release, the Borrower shall not and shall procure that neither BidCo nor any other Subsidiary shall at any time (including following the Offer Unconditional Date or Scheme Effective Date) make any public announcement or public statement (other than in the relevant Press Release or Acquisition Document) concerning this Agreement or the parties to this Agreement (other than the Loan Parties) in connection with the financing of the Acquisition without the prior written consent of the Arranger (such consent not to be unreasonably withheld, conditioned or delayed) or unless required to do so by the Takeover Code or the Panel, the court, any regulation, any applicable stock exchange, any applicable governmental or other regulatory authority.
(x)    The Borrower shall procure that, in the case of an Offer, BidCo shall not declare the Offer unconditional as to acceptances unless the Minimum Acceptance Level is achieved.
(b)    Except as consented to by the Arranger in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Borrower covenants and agrees that from the Effective Date it will not amend, treat as satisfied or waive (i) any term or condition of the Scheme Documents or the Offer Documents (other than the Acceptance Condition), as applicable, other than any such amendment, treatment or waiver which is not a Materially Adverse Amendment, or (ii) if the Acquisition is proceeding as an Offer, the Acceptance Condition if the effect of such amendment, treatment or waiver would be that the Acceptance Condition would be capable of being satisfied at a level less than the Minimum Acceptance Level.
ARTICLE 6

DEFAULTS
Section 6.1    Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:
(a)    the Borrower shall fail to pay (i) any principal of any Advance when due or (ii) within five days of the date when due any interest, any fees or any other amount payable hereunder, including the fees described in the Fee and Syndication Letter;
(b)    the Borrower shall fail to observe or perform any covenant contained in Sections 5.4 through 5.7, inclusive, 5.10 and 5.11;
(c)    the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 10 days (or, in the case of Section 5.1(a), 5.1(b) or 5.1(c), 30 days) after written notice thereof has been given to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent);
(d)    any representation, warranty, certification or statement made (or deemed made) by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to Section 5.1 of this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);
(e)    either the Borrower or any Subsidiary thereof shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;
(f)    any event or condition shall occur which results in the acceleration of the maturity of any Material Financial Obligations or enables (or, with the giving of notice, would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof (after giving effect to any applicable grace period);
(g)    the Borrower, any Subsidiary holding, as of the date of the most recent audited financial statements of the Borrower and its Consolidated Subsidiaries delivered pursuant to this Agreement, assets having a book value in excess of $100,000,000 or BidCo, shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(h)    an involuntary case or other proceeding shall be commenced against the Borrower, any Subsidiary holding, as of the date of the most recent audited financial statements of the Borrower and its Consolidated Subsidiaries delivered pursuant to this Agreement, assets having a book value in excess of $100,000,000 or BidCo, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary holding, as of the date of the most recent audited financial statements of the Borrower and its Consolidated Subsidiaries delivered pursuant to this Agreement, assets having a book value in excess of $100,000,000 under the federal bankruptcy laws as now or hereafter in effect;
(i)    any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which it could reasonably be expected that the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a current payment obligation in excess of $100,000,000;
(j)    judgments or orders for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any Subsidiary thereof and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days; excluding, however, the amount of any such judgment or order to the extent that (i) such amount is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof, (ii) such insurer is rated at least “A” by A.M. Best Borrower and (iii) such insurer has been notified of, and has not disputed the claim made for payment of, such amount; or
(k)    any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) other than the Borrower, any trustee or other fiduciary holding securities under an employee benefit plan of the Borrower or any corporation owned, directly or indirectly, by the stockholders of the Borrower in substantially the same proportions as their ownership of stock in the Borrower, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 50% or more of the combined voting power of the Borrower’s then outstanding equity securities; or, during any period of 24 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period and any new director whose election by the board of directors of the v or nomination for election by the Borrower’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, shall cease to constitute a majority of the board of directors of the Borrower; or
(l)    any other Loan Document after delivery thereof pursuant to this Agreement shall for any reason cease to be valid and binding on or enforceable against the Borrower (except as enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights generally; and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)) or the Borrower shall so state in writing;
then, and in every such event (subject to Section 3.4), the Administrative Agent shall (i) if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate and (ii) if requested by Lenders holding more than 50% of the aggregate principal amount of the Advances, by notice to the Borrower declare the Advances (together with accrued interest thereon) and all other amounts payable by the Borrower hereunder and under any Notes (including, without limitation, any amounts payable under Section 2.18) to be, and the Advances, such interest and such other amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Advances (together with accrued interest thereon) and all other amounts payable by the Borrower hereunder and under any Notes (including, without limitation, any amounts payable under Section 2.13) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 6.2    Clean-up Date. Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling 180 days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentation or other Default (other than a breach of or Default with respect to Section 5.4(a) or 5.4(b)), which arises only with respect to the Target and its Subsidiaries will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default, as the case may be, if: (a) it is capable of remedy and reasonable steps are being taken to remedy it; (b) the circumstances giving rise to it have not knowingly been procured by or approved by Borrower or its Subsidiaries (other than the Target and its Subsidiaries); and (c) it has not had, and is not reasonably likely to have, a material adverse effect on (i) the financial condition, assets, liabilities, operations or business of the Borrower and its Subsidiaries taken as a whole or (ii) the Borrower’s ability to perform and comply with its monetary obligations under this Agreement, the Notes and each other Loan Document. If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above.
ARTICLE 7

THE ADMINISTRATIVE AGENT
Section 7.1    Authorization and Authority. Each Lender irrevocably appoints and authorizes GS Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except for Section 7.6, (i) the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and (ii) the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 7.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 7.3    Duties of Administrative Agent; Exculpatory Provisions.
(a)    The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein or as may exist at law. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall reasonably believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 or 6.1) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default and such event or events.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)    Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.
Section 7.4    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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Section 7.5    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 7 and Section 10.3 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 7.6    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject, so long as no Event of Default shall be continuing, to the approval of such successor Administrative Agent by the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000 and which is reasonably acceptable to the Borrower. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 7 and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 7.7    Non-Reliance on Agent and Other Lenders.
(a)    Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Advances and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
(b)    Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
(i)    the financial condition, status and capitalization of the Borrower;
(ii)    the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
(iii)    determining compliance or non-compliance with any condition hereunder to the making of an Advance and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; or
(iv)    the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.
Section 7.8    Indemnification. Each Lender shall, ratably in accordance with its Commitment (and, after the Commitments have been terminated, ratably in accordance with the aggregate principal amount of the Advances held by such Lender), indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, judgment, suit, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.
Section 7.9    Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent. Such fees once paid shall be non-refundable.
Section 7.10    No Other Duties, etc. The Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. The Arranger shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Arranger in deciding to enter into this Agreement or any other Loan Document or in taking any action hereunder or thereunder.
ARTICLE 8

CHANGE IN CIRCUMSTANCES
Section 8.1    Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Advance:
(a)    the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “Eurocurrency Rate” are not being provided in the relevant amounts or for the relevant maturities as provided herein; or
(b)    in the case of a Borrowing, Lenders having 50% or more of the aggregate amount of the Commitments hereunder advise the Administrative Agent that the Eurocurrency Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Advances for such Interest Period (a “Disruption Event”), the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon Advances shall continue in the prevailing currency for Interest Periods of one month, and each such Advance shall (for so long as such Disruption Event is continuing) bear interest at a rate per annum equal to the Applicable Rate plus, for each Lender, the cost to such Lender (expressed as a rate per annum) of funding its Advances by whatever means it reasonably determines to be appropriate. Each Lender shall certify its cost of funds for each Interest Period to the Administrative Agent and the Borrower as soon as practicable (but in any event not later than ten Business Days after the first day of such Interest Period).
Section 8.2    Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurocurrency Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender (or its Eurocurrency Lending Office) to make, maintain or fund Advances and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Advances shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 8.2, such Lender shall designate a different Eurocurrency Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
Section 8.3    Increased Cost and Reduced Return.
(a)    If after the Effective Date, any obligation to make an Advance, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurocurrency Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Eurocurrency Lending Office) or shall impose on any Lender (or its Eurocurrency Lending Office) or the London interbank market any other condition affecting its Advances, any Note that relates to Advances or its obligation to make Advances and the result of any of the foregoing is to increase the cost to such Lender (or its Eurocurrency Lending Office) of making or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender (or its Eurocurrency Lending Office) under this Agreement or under any Note that relates to such Advance (other than an increase in cost or reduction in amount attributable to taxes, which shall solely be governed by Section 8.4), by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction which arise out of its Advances or any Notes.
(b)    If any Lender shall have determined that, after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for the portion of such reduction attributable to its Advances or any Notes.
(c)    Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section 8.3 and will designate a different Eurocurrency Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 8.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.
(d)    For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of this Section 8.3, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (y) pursuant to Basel III, shall, in each case, be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.
Section 8.4    Taxes. (a) For the purposes of this Section 8.4, the following terms have the following meanings:
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent (x) taxes imposed on its income, and franchise or similar (including branch profits) taxes imposed on it, by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Eurocurrency Lending Office is located and (y) United States withholding tax to the extent imposed as a result of a failure to satisfy the applicable requirements of FATCA and (ii) in the case of each Lender, (x) any United States withholding tax imposed on such payments but only to the extent that such Lender is subject to United States withholding tax at the time such Lender first becomes a party to this Agreement or (y) any United States withholding tax imposed on such payment solely as a result of a change in such Lender’s Eurocurrency Lending Office made other than pursuant to Section 8.2, 8.3 or 8.4(f).
“Other Taxes” means any present or future stamp, mortgage recording or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, the enforcement of, or otherwise with respect to, this Agreement or any Note.
(b)    Any and all payments by the Borrower to or for account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided, that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.4) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower, shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 10.1, the original or a certified copy of a receipt evidencing payment thereof or, if such a receipt is not usually available, any other document evidencing payment thereof that is reasonably acceptable to the Administrative Agent.
(c)    The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.
(d)    (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and as required thereafter if requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide the Company with Internal Revenue Service Form W-8BEN or W-8BEN-E or W-8IMY or W-8ECI, as appropriate, or any successor or additional form prescribed by the Internal Revenue Service, (A) certifying that such Lender is entitled to benefits under an income tax treaty

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to which the United States is a party which exempts such Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender, (B) certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (C) certifying that such Lender is entitled to the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code.
(ii)    If a payment made to a Lender would be subject to United States withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(e)    For any period with respect to which a Lender required to do so has failed to provide the Borrower with the appropriate form pursuant to Section 8.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.4(b) or (c) with respect to Taxes imposed by the United States; provided, that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure, if required, to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
(f)    If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 8.4, then such Lender will change the jurisdiction of its Eurocurrency Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.
(g)    If any Lender determines, in its sole discretion, that it has actually and finally realized, by reason of a refund or credit of any Taxes paid or reimbursed by the Borrower pursuant to subsection (b) or (c) above in respect of payments under this Agreement, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 8.4 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case, net of all out-of-pocket expenses in securing such refund, deduction or credit, provided, however, that the Borrower, upon the request of such Lender, agrees to repay to such Lender the amount paid over to the Borrower if such Lender is required to repay such refund or credit to the relevant governmental taxing authority.
Section 8.5    Replacement of Lenders. If any Lender requests compensation under Section 8.3 or 8.4, or if the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 8.4, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment);

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provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE 9

[RESERVED]

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ARTICLE 10

MISCELLANEOUS
Section 10.1    Notices. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof;
(ii)    if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.
(i)    The Borrower agrees that the Administrative Agent and/or the Arranger may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

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(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent, the Arranger any of its or their Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, the Administrative Agent’s or the Arranger’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Administrative Agent and/or the Arranger pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, the Arranger or any Lender by means of electronic communications pursuant to this Section 10.1, including through the Platform.
(e)    The Administrative Agent and the Arranger agree that the receipt of Communications (other than Communications consisting of notices provided under Article 2) by the Administrative Agent at gs-sbdagency-borrowernotices@ny.email.gs.com; and/or the Arranger at gs-sbdagency-borrowernotices@ny.email.gs.com shall constitute effective delivery of such Communications to the Administrative Agent or the Arranger, as applicable, for purposes hereunder and any other Loan Document (and any other agreements relating thereto).

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Section 10.2    No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 10.3    Expenses; Indemnification; Damage Waiver. (a) The Borrower agrees to pay (i) all out-of-pocket expenses of the Administrative Agent, the Arranger and their respective Affiliates, including fees and disbursements of special counsel for the Administrative Agent, and the Arranger in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent, the Arranger or any Lender, including (without duplication) the fees and disbursements of outside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.
(a)    The Borrower agrees to indemnify the Administrative Agent, the Arranger each Lender, their respective Affiliates and the respective directors, officers, agents, advisors, employees, trustees, administrators and managers of each of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened by any Person (including the Borrower) other than such Indemnitee and its Related Parties relating to or arising out of this Agreement or any actual or proposed use of proceeds of Advances hereunder; provided, that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined in a final nonappealable judgment by a court of competent jurisdiction.
(b)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Advance or the use of the proceeds thereof.
Section 10.4    [reserved]
Section 10.5    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided, that (a) no such amendment or waiver shall (i) increase or decrease any Commitment of any Lender (except for a ratable decrease in such Commitments of all applicable Lenders) or subject any Lender to any additional obligation without the written consent of such Lender, (ii) reduce the principal of or rate of interest on any Advance, or any fees hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the date fixed for any payment of principal of or interest on any Advance, or any fees hereunder or for the termination of the Commitments, without the written consent of each Lender directly affected thereby, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 10.5 or any other provision of this Agreement, without the written consent of each Lender or (v) amend or modify Sections 2.13 and 10.6(a) without the written consent of each Lender and (b) any amendment, modification or waiver of Article 3 or Article 7, in each case, shall require the consent of the Administrative Agent. Anything in this Agreement to the contrary notwithstanding, a Defaulting Lender shall (unless the Required Lenders, determined as if such Lender were not a “Lender” hereunder, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement (including, without limitation, under this Section 10.5) to have no Advances or Commitments, shall not be treated as a “Lender” hereunder when performing the computation of Required Lenders and shall have no rights under the preceding paragraph of this Section 10.5; provided, that any action taken by the other Lenders with respect to the matters referred to in clause (a) of the preceding paragraph shall not be effective as against such Lender without its consent.
Notwithstanding the foregoing, in the event that the terms of this Agreement are required to be modified as specified in the applicable provisions of the Fee and Syndication Letter, then this Agreement may be amended (to the extent not adverse to the interests of the Lenders) by the Administrative Agent and the Borrower without the need to obtain the consent of any Lender; provided, that if the Borrower shall fail to execute any amendment that the Arranger reasonably determines is necessary to effect the changes contemplated by the Fee and Syndication Letter within three Business Days from the date of delivery to the Borrower of a draft thereof, then the Administrative Agent is and shall be authorized to execute such amendment on behalf of the Borrower and such amendment shall become effective without further action by any Person. In furtherance of the foregoing, each of the Borrower and the Administrative Agent agree that it will enter into any amendment to this Agreement requested by the Arranger in compliance with the terms of the Fee and Syndication Letter.
Section 10.6    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 10.6, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.6, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 10.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.6 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided, that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 10.6 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section 10.6, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than £5,000,000 or a multiple of £1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 10.6 and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided, that, during the Certain Funds Period, the Borrower may withhold such consent in its sole discretion unless a Certain Funds Event of Default is continuing) shall be required, unless (x) such assignment is permitted to be made pursuant to the syndication provisions of the Fee and Syndication Letter without requiring the consent of the Borrower, (y) an Event of Default (limited, during the Certain Funds Period, to a Certain Funds Event of Default) has occurred and is continuing at the time of such assignment or (z) such assignment is to (1) a Lender or (2) following the Certain Funds Period, an Affiliate of a Lender; provided, that, following the Certain Funds Period the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (other than in the case of assignments between a Lender, on the one hand, and an Affiliate of such Lender, on the other hand); provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(viii)    SPCs. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower the option to fund all or any part of any Advance that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Advance, the Granting Lender shall be obligated to fund such Advance pursuant to the terms hereof and (iii) the Borrower may bring any proceeding against the Granting Lender or the SPC in order to enforce any rights of the Borrower hereunder. The funding of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC. This paragraph may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPC at the time of such amendment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.3 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section. Each Granting Lender shall maintain a register of SPCs that conforms to the requirements of the Participation Register as described in Section 10.6(d) with respect to each such SPC’s interest in an Advance hereunder (an “SPC Register”).
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided, that, regardless of whether the consent of, or notice to, the Borrower or the Administrative Agent is given, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.8 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii) and (iii) of Section 10.5 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6; provided, that such Participant agrees to be subject to the provisions of Article 8 as if it were an assignee under paragraph (b) of this Section.
Each Lender that sells a participation, acting solely for this purpose as a nonfiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain a register for the recordation of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in its rights and other obligations under this Agreement (the “Participation Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participation Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103(e) of the United States Treasury Regulations.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 8.3 and 8.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a non-United States Lender if it were a Lender shall not be entitled to the benefits of Section 8.4 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 8.4(d) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.7    Governing Law; Submission to Jurisdiction; Waiver of Venue. This Agreement shall be governed by and construed in accordance with the law of the State of New York. Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
Section 10.8    Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and any Notes issued hereunder constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
Section 10.9    Waiver of Jury Trial. THE BORROWER AND EACH OF THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.10    Survival. The obligations of the Borrower under Sections 2.13, 8.3, 8.4 and 10.3, and the obligations of the Lenders under Section 7.6, shall survive the repayment of the Advances and the termination of the Commitments.
Section 10.11    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder, (f) subject to execution of a confidentiality and front running letter substantially in the form of Exhibit D (with only such changes thereto as may be approved by the Administrative Agent and the Borrower) an agreement containing provisions substantially the same as those of this Section 10.11 and to the consent, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, (h) if an Event of Default shall have occurred and be continuing, to prospective assignees of any Lender who agree to hold such information confidential, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.11 by another party hereto or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower, or (j) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or their obligations under this Agreement or any actual or prospective counterparty (or its advisors) to any swap or derivative or credit insurance transaction relating to the Borrower or its obligations hereunder. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For the purposes of this Section 10.11, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided, that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, (c) it will handle such material non-public information in accordance with applicable laws, including United States federal and state securities laws, (d) that some or all of the Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including, the Takeover Code, any securities law relating to insider dealing and market abuse, and accordingly, each of the Administrative Agent and the Lenders shall not use any Information for any unlawful purpose and (e) that it is aware of the terms and requirements of Practice Statement No.25 (Debt Syndication During Offer Periods) issued by The Panel.
Section 10.12    USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (title III of Pub.L.107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
Section 10.13    [reserved].
Section 10.14    Judgment.
(a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.
Section 10.15    Right of Set-off. Subject always to Section 3.4, if the Maturity Date has occurred (including by acceleration of the maturity of the Advances in accordance with the terms hereof) and the Advances have otherwise become due and have not been paid in full, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding in any event deposit or other amounts held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter then due and owing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section 10.15 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.16    Determinations under Section 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Section 3.1 or Section 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date or Closing Date, as applicable, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date and the Closing Date.
Section 10.17    No Advisory or Fiduciary Duty.
(a)    The Administrative Agent, the Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and/or its Affiliates (the “Borrower Entities”). The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Arranger or any Lender, on the one hand, and any Borrower Entity, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Administrative Agent, the Arranger and the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) neither the Administrative Agent, the Arranger nor any Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower Entity with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether the Administrative Agent, the Arranger or any Lender has advised, is currently advising or will advise any Borrower Entity on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (y) each of the Administrative Agent, the Arranger and each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower Entity. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the Loan Documents and the transactions contemplated thereby and the process leading thereto. The Borrower agrees that it will not claim that the Administrative Agent, the Arranger or any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with the Loan Documents and the transactions contemplated thereby and the process leading thereto.
(b)    Each of the Lenders hereby acknowledges that Goldman, Sachs & Co. has been retained by the Borrower (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. Each of the Lenders hereby agrees to such retention, and further agrees not to assert any claim such Lender might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, such Lender and such Lender’s affiliates’ relationships with the Arranger and/or its Affiliates as described herein. Each of the Lenders hereby acknowledges (i) the retention of the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Lender on the part of the Arranger or its Affiliates.
Section 10.18     Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(c)    The Administrative Agent and the Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Advances or the Commitments for an amount less than the amount being paid for an interest in the Advances or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker's acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 10.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
MARSH & MCLENNAN COMPANIES, INC.

By: /s/ Mark C. McGivney
Name: Mark C. McGivney
Title: Senior Vice President & Chief Financial Officer

Address for Notices:
1166 Avenue of the Americas
New York, NY 10036
Facsimile: (212) 345-4809
Website: www.mmc.com

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GOLDMAN SACHS BANK USA, as Administrative                          Agent and as a Lender

By: /s/ Robert Ehudin________
Name: Robert Ehudin
Title: Authorized Signatory

Address for Notices:
Goldman Sachs Bank USA
c/o Goldman, Sachs & Co.
30 Hudson Street, 36th Floor
Jersey City, NJ 07302
Email:
gs-sbdagency-borrowernotices@ny.email.gs.com; gsd.link@gs.com

[SIGNATURE PAGE TO 364-DAY BRIDGE LOAN AGREEMENT]
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GOLDMAN SACHS LENDING PARTNERS LLC,     as a Lender

By: /s/ Robert Ehudin________
Name: Robert Ehudin
Title: Authorized Signatory

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